Exhibit (g)(ii)

REYNOLDS FUNDS, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

        THIS AMENDMENT dated as of this 2 day of March, 2006, to the Custody Agreement, dated as of December 10, 2003, as amended effective July 1, 2005 (the “Agreement”), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

        WHEREAS, the parties have entered into a Custody Agreement; and

        WHEREAS, the Corporation and the Custodian desire to amend said Agreement; and

        WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

        NOW, THEREFORE, the parties agree as follows:

Exhibit C, the list of fund names and the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANK, N.A.
By: /s/ Frederick Reynolds	By: /s/ Michael R. McVoy
Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy
Title: President	Title: Vice President